UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2026

The Hackett Group, Inc.

(Exact name of registrant as specified in its charter)

FLORIDA	333-48123	65-0750100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Brickell Bay Drive, Suite 3000 Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

(305) 375-8005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	HCKT	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 3, 2026, The Hackett Group, Inc. (the "Company") entered into a Fourth Amended and Restated Credit Agreement (the "Credit Agreement") with Bank of America, N.A., as administrative agent, and the lenders party thereto, pursuant to which the lenders agreed to amend and restate the Third Amended and Restated Credit Agreement, dated November 7, 2022, with Bank of America, N.A., as lender, in order to extend the maturity date of the revolving credit facility and provide the Company with an additional $25 million in borrowing capacity resulting in aggregate borrowing capacity of up to $125 million pursuant to a revolving line of credit (the "Credit Facility"). As of August 3, 2026, there was $81.0 million outstanding under the Credit Facility. The Credit Facility matures on August 3, 2031.

The obligations of the Company under the Credit Agreement are guaranteed by existing and future wholly-owned material domestic subsidiaries of the Company (the "Guarantors") and are secured by substantially all of the existing and future property and assets of the Company and the Guarantors.

The interest rates per annum applicable to loans under the Credit Facility will be, at the Company's option, equal to either a base rate or a Term SOFR rate, in each case, plus an applicable margin percentage. The applicable margin percentage is determined from time to time under the Credit Agreement based on a consolidated leverage ratio, and ranges from 1.375% to 2.250% per annum in the case of Term SOFR advances and from 0.375% to 1.250% per annum in the case of base rate advances. The initial applicable margin percentage is 1.625% per annum in the case of Term SOFR rate advances, and 0.625% per annum in the case of base rate advances. A commitment fee is also payable on unused commitments of the Credit Facility, and varies between 0.125% and 0.375% per annum depending on a consolidated leverage ratio, with the initial level being 0.225% per annum.

The Credit Agreement contains customary representations, warranties, indemnities and affirmative and negative covenants. The negative covenants include, among others, certain limitations on the ability to: incur liens and indebtedness; consummate mergers, consolidations or asset sales; make guarantees and investments; and pay dividends or distributions in respect of the Company's shares. In addition, the Credit Agreement contains financial covenants that require the Company to maintain, on a consolidated basis (i) a consolidated fixed charge coverage ratio of at least 1.50 to 1.00, and (ii) a consolidated leverage ratio of not more than 3.50 to 1.00, in each case as calculated in accordance with the Credit Agreement.

The Credit Agreement also includes customary events of default, including, among others, the failure to make payments under the Credit Facility when due, bankruptcy, certain judgments, breaches of representations and warranties, breaches of covenants and the occurrence of certain events, including cross default to other indebtedness of the Company and its subsidiaries.

The preceding description of the Credit Agreement is a summary and is qualified in its entirety by the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 2.02 Results of Operations and Financial Condition.

On August 4, 2026, The Hackett Group, Inc. (the “Company”) issued a press release setting forth its consolidated financial results for the second fiscal quarter ended June 26, 2026. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein.

The information contained in Item 2.02 of this current report on Form 8-K, as well as Exhibit 99.1, is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1

Fourth Amended and Restated Credit Agreement, dated August 3, 2026, among The Hackett Group, Inc., the subsidiaries of The Hackett Group, Inc. named on the signature pages thereto,Bank of America, N.A., as administrative agent, and the lenders party thereto

99.1	Press Release of The Hackett Group, Inc., dated August 4, 2026
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HACKETT GROUP, INC.

Date: August 4, 2026	By:	/s/ Robert A. Ramirez
Robert A. Ramirez
Executive Vice President, Finance and Chief Financial Officer